UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                               (Amendment No. 13)


                    Under the Securities Exchange Act of 1934


                        George Foreman Enterprises, Inc.
                        --------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                    372481101
                                    ---------
                                 (CUSIP Number)


                                Seymour Holtzman
                             c/o Jewelcor Companies
                            100 N. Wilkes Barre Blvd.
                        Wilkes Barre, Pennsylvania 18702
                                 (570) 822-6277
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                November 15, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box: |_|

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            dot com Investment Corporation
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         NA
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           0
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              0
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jewelcor Management, Inc.
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         NA
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Nevada
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           0
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              0
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Seymour Holtzman
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         PF
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           1,841,047(1)
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              1,841,047(1)
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,841,047(1)
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    52.16%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________


--------
(1) Includes an option to purchase 240,500 shares of Common Stock, all of which are immediately exercisable.

                                 SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Evelyn Holtzman
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         NA
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           0
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              0
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            S.H. Holdings, Inc.                             23-2512788
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         NA
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           0
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              0
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jewelcor Incorporated                           24-0858676
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         NA
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Pennsylvania
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           0
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            0
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              0
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    0
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 372481101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Holtzman Opportunity Fund, L.P.
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS         WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Nevada
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           190,313
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              190,313
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    190,313
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    5.79%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

      This Amendment No. 13 amends and supplements the Schedule 13D, dated December 18, 2000, as amended to date (the "Schedule 13D"), originally filed with the Securities and Exchange Commission by dot com Investment Corporation ("dot com"), Jewelcor Management, Inc. ("JMI") and others with respect to the common stock, $.01 par value (the "Common Stock"), of George Foreman Enterprises, Inc., a Delaware corporation (the "Company"). The address of the principal business and principal offices of George Foreman Enterprises, Inc. is c/o Jewelcor Companies, 100 North Wilkes-Barre Blvd, Wilkes-Barre, Pennsylvania 18702.


      Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended and supplemented by adding the following:

            Since August 18, 2005, Holtzman Opportunity Fund, L.P. ("Opportunity") purchased an aggregate of 54,000 shares of Common Stock in the open market, as follows: on August 23, 2005, 10,000 shares of Common Stock for $4.208 per share; on August 24, 2005, 2,000 shares of Common Stock for $4.22 per share; on August 26, 2005, 14,000 shares of Common Stock for $4.10 per share; on September 8, 2005, 18,000 shares of Common Stock for $3.99583 per share; on September 13, 2005, 8,000 shares of Common Stock for $3.44625 per share; and on September 14, 2005, 2,000 shares of Common Stock for $3.50 per share. The purchase price per share of these acquisitions exclude commissions, fees and other execution related charges. The cumulative effect of such purchases aggregated more than 1% of the outstanding shares of Common Stock as of September 8, 2005. All such purchases of Common Stock by Opportunity were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

            On November 15, 2005, the Company granted to Seymour Holtzman an option to purchase 240,500 shares of Common Stock at an exercise price of $3.80 per share, all of which are immediately exercisable.

            On November 18, 2005, Mr. Holtzman acquired direct beneficial ownership of 1,410,234 shares of Common Stock previously reported as indirectly beneficially owned by Mr. Holtzman by two corporations of which he is controlling shareholder, including 1,384,034 shares previously reported as directly owned by dot com, a wholly-owned subsidiary of JMI. Mr. Holtzman delivered a promissory note to JMI for $4,653,772.20 (or $3.30 per share), representing personal funds.


      Item 5(a)-(b) of the Schedule 13D, "Interest in Securities of the Issuer," is deleted in its entirety and replaced with the following:

            (a) As of the date hereof, the Reporting Entities included in this filing own an aggregate of 1,841,047 shares of Common Stock, representing approximately 52.16% of the outstanding shares of Common Stock based upon the 3,289,006 shares of Common Stock outstanding as of November 21, 2005 as reported by the Company in its Form 10-QSB filed on November 21, 2005.

            As of November 25, 2005, Seymour Holtzman may be deemed to have a direct beneficial ownership of 1,650,734 shares of Common Stock, including an option to purchase 240,500 shares of Common Stock, all of which are currently exercisable, and, by virtue of the relationship described under Item 2 of the
Schedule 13D, indirect beneficial ownership of 190,313 shares of Common Stock held by Opportunity, representing an aggregate of approximately 52.16% of the outstanding shares of Common Stock. Seymour Holtzman has sole voting and dispositive power over the shares of Common Stock held by Opportunity.

            As of November 25, 2005, Opportunity beneficially owned an aggregate of 190,313 shares of Common Stock, representing approximately 5.79% of the outstanding shares of Common Stock. Opportunity has sole voting and dispositive power over the shares of Common Stock beneficially owned by it.

            (b) As of the date hereof, each of the Reporting Entities has sole voting and dispositive power over the shares of Common Stock beneficially owned by such Reporting Entity.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:      November 25, 2005

                                       DOT COM INVESTMENT CORPORATION

                                       By: /s/ Seymour Holtzman
                                           --------------------
                                           Name: Seymour Holtzman
                                           Title: President


                                       JEWELCOR MANAGEMENT, INC.

                                       By: /s/ Seymour Holtzman
                                           --------------------
                                           Name: Seymour Holtzman
                                           Title: President


                                       JEWELCOR INCORPORATED

                                       By: /s/ Seymour Holtzman
                                           --------------------
                                           Name: Seymour Holtzman
                                           Title: President


                                       S.H. HOLDINGS, INC.

                                       By: /s/ Seymour Holtzman
                                           --------------------
                                            Name: Seymour Holtzman
                                            Title: President


                                       HOLTZMAN OPPORTUNITY FUND, L.P.
                                       By: Holtzman Financial Advisors, LLC,
                                       its General Partner

                                       By: /s/ Seymour Holtzman
                                           --------------------
                                           Name: Seymour Holtzman
                                           Title: Manager


                                       /s/ Seymour Holtzman
                                       --------------------
                                       Seymour Holtzman


                                       /s/ Evelyn Holtzman
                                       -------------------
                                       Evelyn Holtzman